Filed pursuant to Rule 433

Registration No. 333-207633

Issuer Free Writing Prospectus dated May 12, 2016

Relating to Preliminary Prospectus Supplement dated May 12, 2016

Term Sheet

May 12, 2016

Issuer:	Intel Corporation
Anticipated Ratings*:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)
Security Type:	SEC Registered
Trade Date:	May 12, 2016
Expected Settlement Date**:	May 19, 2016 (T+5)

1.700% Senior Notes due 2021

Size:	$500,000,000
Maturity Date:	May 19, 2021
Coupon:	1.700%
Interest Payment Dates:	May 19 and November 19 commencing on November 19, 2016
Price to Public:	99.824%
Benchmark Treasury:	UST 1.375% due April 30, 2021
Benchmark Treasury Yield:	1.237%
Spread to Benchmark Treasury:	+50 bps
Yield:	1.737%
Make-Whole Call:	T+10 bps for any redemption prior to April 19, 2021
Par Call:	On or after April 19, 2021
CUSIP/ISIN:	458140 AW0/US458140AW03

2.600% Senior Notes due 2026

Size:	$1,000,000,000
Maturity Date:	May 19, 2026
Coupon:	2.600%
Interest Payment Dates:	May 19 and November 19 commencing on November 19, 2016
Price to Public:	99.746%
Benchmark Treasury:	UST 1.625% due February 15, 2026
Benchmark Treasury Yield:	1.754%
Spread to Benchmark Treasury:	+87.5 bps
Yield:	2.629%
Make-Whole Call:	T+15 bps for any redemption prior to February 19, 2026
Par Call:	On or after February 19, 2026
CUSIP/ISIN:	458140 AU4/US458140AU47

4.100% Senior Notes due 2046

Size:	$1,250,000,000
Maturity Date:	May 19, 2046
Coupon:	4.100%
Interest Payment Dates:	May 19 and November 19 commencing on November 19, 2016
Price to Public:	99.436%
Benchmark Treasury:	UST 3.000% due November 15, 2045
Benchmark Treasury Yield:	2.583%
Spread to Benchmark Treasury:	+155 bps
Yield:	4.133%
Make-Whole Call:	T+25 bps for any redemption prior to November 19, 2045
Par Call:	On or after November 19, 2045
CUSIP/ISIN:	458140 AV2/US458140AV20

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	Loop Capital Markets LLC
The Williams Capital Group, L.P.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the pricing date (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.